GAIN Capital Announces Monthly Metrics for August 2015

Bedminster, New Jersey (September 10, 2015) - GAIN Capital Holdings, Inc. (NYSE: GCAP, “GAIN” or “the Company”) today reported certain operating metrics for the month of August 2015.

Retail Metrics

•	OTC average daily volume of $16.9 billion, an increase of 10.0% from July 2015 and 93.3% from August 2014.[1]

•	OTC trading volume[2] of $354.3 billion, an increase of 0.5% from July 2015 and 93.3% from August 2014.[3]

•	Active OTC accounts[4] of 150,644, an increase of 1.3% from July 2015 and 62.1% from August 2014.[5]

•	Futures average daily contracts of 35,140, an increase of 16.1% from July 2015 and 43.9% from August 2014.

•	Futures contracts of 737,937, an increase of 10.8% from July 2015 and 43.9% from August 2014.

Institutional Metrics

•	GTX average daily volume of $17.3 billion, an increase of 1.9% from July 2015 and 12.8% from August 2014.

•	GTX volume[2] of $363.0 billion, a decrease of 6.9% from July 2015 and an increase of 12.8% from August 2014.

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1 OTC average daily volume increased 40.7% from August 2014 on a pro forma basis (simple pro forma addition of GAIN and City Index).
2 U.S. dollar equivalent of notional amounts traded.
3 OTC trading volume increased 40.7% from August 2014 on a pro forma basis (simple pro forma addition of GAIN and City Index).
4 OTC accounts that executed a transaction during the last 12 months.
5 Active OTC accounts increased 7.7% from August 2014 on a pro forma basis (simple pro forma addition of GAIN and City Index).

Historical metrics and financial information can be found on the Company’s investor relations website at http://ir.gaincapital.com.

This operating data is preliminary and subject to revision and should not be taken as an indication of GAIN’s financial performance. GAIN undertakes no obligation to publicly update or review previously reported operating data.

About GAIN Capital

GAIN Capital Holdings, Inc. (NYSE: GCAP) provides innovative trading technology and execution services to retail and institutional investors worldwide, with multiple access points to OTC markets and global exchanges across a wide range of asset classes, including foreign exchange, commodities, and global equities.  GAIN Capital is headquartered in Bedminster, New Jersey, with a global presence across North America, Europe and the Asia Pacific regions.  For further company information, visit www.gaincapital.com.

Gain Capital Investor Relations
+1 908.731.0737
ir@gaincapital.com

Media Contact
Chris Mittendorf, Edelman for GAIN Capital
+1 212.704.8134
pr@gaincapital.com